Exhibit 2.1

DATED 1 APRIL 2007

(1) BILLING SERVICES GROUP LIMITED

(2) HIGHWOODS CORPORATION

(3) SYNIVERSE TECHNOLOGIES, INC.

SHARE PURCHASE AGREEMENT

for the sale and purchase of all of the shares in

Billing Services Group Luxembourg S. à r.l. and

BSG Clearing Solutions Asia Limited

ReedSmith

Reed Smith Richards Butler LLP

Minerva House

5 Montague Close

London SE1 9BB

REF: 728149.00012

TABLE OF CONTENTS

1	INTERPRETATION	3

2	CONDITIONS PRECEDENT	11

3	SALE AND PURCHASE OF THE SHARES	11

4	CONSIDERATION	12

5	COMPLETION	12

6	SIGNING DELIVERABLE	13

7	INTERIM AGREEMENTS	13

8	SELLER’S WARRANTIES	20

9	BUYER’S WARRANTIES	21

10	LIMITATIONS ON LIABILITY	21

11	TERMINATION	21

12	POST-COMPLETION OBLIGATIONS	24

13	INSURANCE	25

14	SERVICE OF NOTICES	26

15	ANNOUNCEMENTS	28

16	COSTS	28

17	SYNIVERSE GUARANTEE	28

18	ENTIRE AGREEMENT	28

19	WAIVER	29

20	THIRD PARTY RIGHTS	29

21	ASSIGNMENT	29

22	SEVERANCE	29

23	REASONABLENESS	29

24	COUNTERPARTS	29

25	GOVERNING LAW	30

SCHEDULE 1		31

	PART 1 - BSG LUXEMBOURG	31

	PART 2 - BSG LUXEMBOURG’S SUBSIDIARIES	32

	PART 3 - BSG ASIA	35

SCHEDULE 2 GOVERNMENTAL APPROVALS		36

SCHEDULE 3 OBLIGATIONS ON COMPLETION		39

SCHEDULE 4 SELLER WARRANTIES		43

1	SELLER’S AUTHORITY	43

2	CORPORATE INFORMATION	43

3	FINANCIAL INFORMATION	44

4	BROKERS AND ADVISORS	46

SCHEDULE 5 BUYER’S WARRANTIES		47

SCHEDULE 6 TRANSACTION BONUS AMOUNTS	48

SCHEDULE 7 FORM JOINDER AGREEMENT	49

THIS AGREEMENT is made on 1 APRIL 2007 AMONG

1	BILLING SERVICES GROUP LIMITED, a company incorporated in Bermuda with registered number EC 36839 and whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (the “Seller”);

2	HIGHWOODS CORPORATION, a corporation formed under the laws of the state of Delaware (the “Buyer”); and

3	SYNIVERSE TECHNOLOGIES, INC., a corporation formed under the laws of the state of Delaware (“Syniverse”).

RECITALS:

(A)	Billing Services Group Luxembourg S. à r.l. is a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, with registered office at 8-10, rue Mathias Hardt L-1717 Luxembourg and whose registration number with the Luxembourg trade and companies register is B109389 (“BSG Luxembourg”).

(B)	The Seller is the registered and beneficial owner of all of the issued share capital of BSG Luxembourg.

(C)	BSG Luxembourg is the registered and beneficial owner of all of the issued share capital of each other Luxembourg Group Company (as such term is defined below).

(D)	BSG Clearing Solutions Asia Limited is a company incorporated in Bermuda with registered number EC 38662 and whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“BSG Asia”).

(E)	The Seller is the registered and beneficial owner of all of the issued share capital of BSG Asia.

(F)	The Seller wishes to sell and, in reliance upon the warranties and undertakings set out in this Agreement, the Buyer wishes to purchase all of the issued share capital of BSG Luxembourg and BSG Asia on the terms and subject to the conditions set out in this Agreement.

1	INTERPRETATION

1.1	In this Agreement (unless the context requires otherwise), the following words shall have the following meanings:

“Accounting Date”	means 31 December 2006;

“Acquisition Proposal”	means any proposal or offer from any Person other than a Member of the Buyer Group relating to a Competing Acquisition;

“Agreed Form”	means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purpose of identification as such;

“Board of Directors”	means the board of directors of the relevant company as the case may be;

“Board Recommendation”	means the duly adopted unanimous recommendation of the Board of Directors of the Seller at a meeting duly called and held whereby the Board of Directors of the Seller has resolved (i) that this Agreement and the transactions contemplated by it are fair to, and in the best interests of, the shareholders of the Seller, (ii) to approve and declare advisable the entry into this Agreement and the other transactions contemplated by it, and (iii) to recommend approval of this Agreement and the transactions contemplated by it by the shareholders of the Seller;

“BSG North America”	means Billing Services Group North America, Inc., a corporation organised under the laws of the State of Delaware in the United States of America;

“Business Day”	means a day, except a Saturday or a Sunday, on which banks in London and New York are open for business generally;

“Business Information”	means, in each case, as used in or necessary for the operation of the business of a Target Group Company, all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information business plans and forecasts, and all accounting and Tax records, correspondence, orders and inquiries;

“Business IP”	means all Intellectual Property used in or necessary for the operation of the business of a Target Group Company;

“Buyer Documents”	means this Agreement and any other agreement referred to in this Agreement to which the Buyer is or has agreed to become a party;

“Buyer Group”	means the Buyer, Syniverse and any other Person (which, after Completion, includes each Target Group Company) which at the relevant time, controls, is controlled by, or is under common control with, the Buyer or Syniverse, and “Member of the Buyer Group” has a corresponding meaning;

“Buyer’s Solicitors”	means Kirkland & Ellis International LLP, 30 St. Mary Axe, London EC3A 8AF;

“Companies Act”	means the Companies Act 1985 of England and Wales;

“Competent Authority”	includes any national or supra-national court, the European Commission and any governmental or quasi-governmental authority or other body exercising regulatory authority pursuant to any applicable legislation;

“Competing Acquisition”	means the purchase of (i) all or a majority of the shares of any Target Group Company, (ii) all or a majority of the shares of the Seller, or (iii) the whole or substantially the whole of the business or assets of any Target Group Company or the Seller, but excluding any proposal or offer from any Person relating to a North American Sale;

“Completion”	means the completion of the sale and purchase of the Shares in accordance with the provisions of clause 5;

“Completion Date”	means the date on which Completion takes place;

“Conditions”	has the meaning ascribed to it in clause 2.2;

“Consent”	includes any material licence, permit, consent, approval, authorisation, agreement, permission, waiver, order or exemption;

“Consideration”	means the consideration payable for the Shares pursuant to clause 4;

“control”

in relation to a body corporate, means the power of a Person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that Person –

(i) by means of the holding of shares, or the possession of voting power, in relation to that or any other body corporate; or

(ii) by virtue of any powers conferred by the constitutional documents or any other document regulating that or any other body corporate;

the terms “controlled by” and “under common control with” shall have the corresponding meanings;

“Debt”	means with respect to any Person without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) obligations of such Person as lessee under capital leases, (d) obligations of such Person for amounts drawn under acceptances, commitments by which a Person assures a creditor against loss, letters of credit or similar facilities (including contingent reimbursement obligations), (e) any obligations that are secured by the assets of such Person, (f) guarantees and similar commitments relating to any of the foregoing items of any other Person, in each case together with all accrued interest and accrued fees thereon, and (g) the aggregate amount of any fees or other amounts paid by any Target Group Company after the date of this Agreement in connection with any amendment of any credit agreement or similar document related to the Target Group Debt, and (h) any obligation of a Target Group Company to pay any taxes, fees, national insurance contributions or any other liabilities whatsoever (including any amounts paid prior to Completion), including any interest, penalties or other amounts accrued thereon, related to or in connection with the Compromise Agreement dated November 9, 2006, by and among Roland J. Bopp and BSG Clearing Solutions UK Limited;

“Disclosure Letter”	means the letter, dated the same date as this Agreement, written by the Seller to the Buyer for the purposes of clause 7.7, clause 8 and Schedule 4;

“Dollar” or “$”	means the United States dollar;

“Employees”	means all of the employees of the Target Group Companies;

“Euro” or “€”	means the currency of the participating European Union member states;

“Intellectual Property”	means any or all of the following, and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators and other names and locators associated with the Internet; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all software (including, but not limited to, source code, executable code and documentation) databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable);

“Inter-Company Payables Balance”	means an amount equal to $4,063,444, which represents the accounts payable owed by the Target Group Companies to the Seller Group as of 28 February 2007;

“London Stock Exchange”	means the London Stock Exchange plc;

“Long-Stop Date”	means the date that is 180 Business Days from the date of this Agreement; provided, however, that if (i) Completion has not occurred on or before such date by reason of non-satisfaction of the Condition set forth in clause 2.1(b), and (ii) all other Conditions have heretofore been satisfied or waived or are capable of being satisfied or waived, then such date shall automatically be extended an additional 45 Business Days;

“Luxembourg Group”	means BSG Luxembourg and each of its subsidiaries, particulars of which are set out in Parts 1 and 2 of Schedule 1; and “Luxembourg Group Company” means each member of the Luxembourg Group;

“North American Sale”	means a sale of (i) all or a majority of the issued share capital of BSG North America, or (ii) the whole or substantially the whole of the business or assets of BSG North America;

“Person”	means an individual, body corporate, partnership, joint venture, unincorporated association, trust, other entity or group;

“Reverse Termination Fee”	means $25,000,000;

“Sale”	means the sale of the Shares as further described in clause 3;

“SEC”	means the Securities and Exchange Commission of the United States of America;

“Security Interest”	means any encumbrance, mortgage, charge, assignment, pledge, lien, right of set-off, retention of title or hypothecation for the purpose of or which has the effect of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

“Seller Group”	means the Seller and any other company that is a direct or indirect subsidiary of the Seller except a Target Group Company; and “Member of the Seller Group” has a corresponding meaning;

“Seller’s Solicitors”	means Reed Smith Richards Butler LLP, Minerva House, 5 Montague Close, London SE1 9BB;

“Shareholder Consent”	has the meaning ascribed to it by sub-clause 2.1(a);

“Shares”	means all of the issued shares in BSG Luxembourg and BSG Asia and all the outstanding convertible preferred equity certificates (the “CPECs”) issued by BSG Luxembourg; provided that, no later than five Business Days prior to Completion, the Buyer shall provide the Seller written notice of its election (hereinafter referred to as the “CPEC Interest Election”) to (i) convert all accrued but unpaid interest on the CPECs as of the Completion Date into additional convertible preferred equity certificates (with the same terms and conditions as the CPECs), (ii) convert all accrued but unpaid interest on the CPECs as of the Completion Date into additional share capital of BSG

Luxembourg or (iii) acquire the Seller’s right to receive payment of all accrued but unpaid interest on the CPECs as of the Completion Date, in which event such accrued but unpaid interest shall be deemed to be part of the Shares; provided, however, that the Buyer shall not be permitted to make any CPEC Interest Election that would have a material adverse Tax consequence upon the Seller;

“Superior Proposal”	has the meaning ascribed to it in clause 7.3(b);

“Targets”	means BSG Luxembourg and BSG Asia together, and “Target” means either one of those individually; “Target Group” means each Luxembourg Group Company and BSG Asia together, and “Target Group Company” means any one of BSG Asia or any Luxembourg Group Company individually, and “Target Group Companies” means BSG Asia and the Luxembourg Group together;

“Tax” or “Taxes”	(i) means (A) any federal, national, state or local income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Competent Authority, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax;

“Termination Fee”	means $10,000,000;

“Transaction Bonus Payments”	means the aggregate amount of (i) the bonuses set forth under the heading “Bonus Amount” to be paid to the individuals listed opposite such bonus amounts under the heading “Payee”, each as set forth in the table in Schedule 6, plus (ii) the employer’s portion of any payroll Taxes related to such bonuses.

“UK Listing Authority”	means the Financial Services Authority or such other body as may from time to time replace it as Competent Authority to decide on the admission of securities to the Official List; and

“Warranties”	means the warranties by the Seller contained in Schedule 4.

1.2	In this Agreement, unless the context otherwise requires –

(a)	an expression which is defined in or to which a meaning is assigned for the purpose of the Companies Act (excluding its Schedules) has the same meaning unless it is otherwise defined in this Agreement;

(b)	a reference to a statute, statutory provision or EU Directive includes a reference to –

(i)	that statute, provision or EU Directive as amended, re-enacted, replaced or modified on the date of this Agreement; and

(ii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute or EU Directive;

(c)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(d)	a reference to “writing”, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

(e)	any phrase introduced by the terms “including” or “in particular”, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(f)	a reference to a “party” is a reference to a party to this Agreement;

(g)	a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Agreement includes a reference to each Schedule; and

(h)	a reference to an Annex is a reference to an annex attached to this Agreement and for the purpose of identification signed on behalf of the parties.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	Each of the Schedules shall have effect as if set out in this Agreement.

2	CONDITIONS PRECEDENT

2.1	The provisions of this Agreement are conditional upon –

(a)	the terms of this Agreement having been consented to by the Seller’s shareholders at a general meeting of the Seller (the “Shareholder Consent”), and

(b)	the required governmental approvals set forth in Schedule 2 shall have been obtained.

2.2	Each of the Seller and the Buyer shall use all reasonable efforts to cause the conditions in clauses 2.1 and 2.3 (the “Conditions”) to be satisfied, subject to the provisions in Schedule 2 which shall apply exclusively to the Condition in clause 2.1(b). Should any party become aware of anything which will or may prevent any of the Conditions from being satisfied it shall immediately disclose the same to the other parties.

2.3	The Buyer’s obligations to consummate the Sale and to pay the Consideration are subject to the prior satisfaction or waiver of the following additional Conditions:

(a)	the Seller shall have delivered to the Buyer the items set forth in paragraphs 1 and 2 of Schedule 3 of this Agreement;

(b)	the Seller shall have complied in all material respects with its covenants contained in clause 7, subject to the limitations contained in clauses 7.2 and 7.5;

(c)	the Warranties (other than the Warranties set forth in paragraph 3 of Schedule 4) shall be true and correct in all material respects as of the Completion Date, and the Warranties set forth in paragraph 3 of Schedule 4 shall be true and correct in all material respects as of the date of this Agreement or such earlier date as shall be specified in such paragraph; and

(d)	excluding matters related to the required governmental approvals, which are governed by clause 2.1(b) exclusively, no other provision of any applicable law, and no other judgment, injunction, order or decree that makes illegal or otherwise prohibits the Sale shall be in effect.

3	SALE AND PURCHASE OF THE SHARES

3.1	The Seller has the right to transfer legal and beneficial title to the Shares. The Seller shall sell the Shares and the Buyer shall buy the Shares on the terms and subject to the Conditions of this Agreement with all rights attached or accruing to such Shares at Completion.

3.2	Other than as relates to the GmbH Debt, the Shares shall be sold free from all Security Interests and with all rights now or hereafter becoming attached to them.

3.3	The parties shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

3.4	The Seller unconditionally and irrevocably waives all rights and restrictions (including all rights of pre emption) which may exist for its benefit under the constitutional documents of the Targets or otherwise in respect of the Shares to be sold by it under this Agreement, and shall procure that on or prior to Completion any and all other rights of pre-emption over the Shares conferred by the constitutional documents of the Targets or otherwise in respect of the Shares are irrevocably waived by the Persons entitled thereto.

4	CONSIDERATION

4.1	The Consideration shall be the sum of $290,000,000 minus (i) the Inter-Company Payables Balance, which, if not paid in full prior to Completion as permitted under clause 7.7(b)(x) below, will be paid by the Buyer on behalf of the Target Group Companies at Completion, minus (ii) the Transaction Bonus Payments, minus (iii) the aggregate amount of the Debt of the Target Group Companies (the “Target Company Debt”), including the amount necessary to repay and discharge all the Debt (the “GmbH Debt”) incurred by the Target Group under the first lien credit agreement dated 5 May 2006 by and among the Seller, BSG Luxembourg, Billing Services Group North America, Inc., BSG Clearing Solutions GmbH, Deutsche Bank AG, New York Branch and various lending institutions (such agreement in the form attached as Document 8 to the Disclosure Letter, the “GmbH Credit Agreement”), which will be repaid by the Buyer on behalf of the Target Group Companies at Completion. For the avoidance of doubt, neither “Target Company Debt” nor “GmbH Debt” shall include the Target Group’s guarantees of any indebtedness incurred by the Seller Group.

4.2	The Consideration, the Inter-Company Payables Balance (if applicable), the Transaction Bonus Payments and the GmbH Debt shall be paid in cash upon Completion in accordance with clause 5.3.

5	COMPLETION

5.1	The sale and purchase of the Shares shall be completed at the offices of the Seller’s Solicitors on the tenth Business Day after the day on which all the Conditions have been satisfied or waived or at such other place or time, or on such other date, as the parties may agree.

5.2	The Seller shall on Completion do, or procure to be done, the things specified in paragraphs 1 and 2 of Schedule 3 (insofar as they shall not have already been done).

5.3

Immediately following the fulfillment of the Conditions under clause 5.2, the Buyer shall on Completion (i) pay the Consideration, the Inter-Company Payables Balance (if applicable) and the GmbH Debt in accordance with the terms of (A) the Seller’s written instructions notified to the Buyer at least three Business Days prior to Completion (the “Seller Payment Instructions”) and (B) the payoff letter with respect to the GmbH Debt delivered by the Seller to the Buyer at least three Business Days prior to Completion, which shall also provide that upon repayment of the GmbH Debt, all the Security Interests associated with the GmbH Debt shall be released (the “GmbH Debt Payoff Letter”), (ii) deposit the amount of the Transaction Bonus Payments with the Target Group’s payroll administrator, and as soon as practicable (but no later than three (3) Business Days) after Completion, cause the Transaction Bonus Payments to be paid in accordance with the Target Group’s normal payroll practices (net of any required withholding), and (iii) do, or procure to be done, the things specified in paragraph 3 of Schedule 3 (insofar as they shall not have already been done).

6	SIGNING DELIVERABLE

6.1	Upon signing, the Buyer shall deliver copies of legally binding, executed commitment papers in a form and with terms and conditions reasonably acceptable to the Seller in which one or more financial institutions commit to provide debt funding in amounts sufficient to pay the Consideration.

7	INTERIM AGREEMENTS

7.1	Access to Information.

(a)	From the date of this Agreement until the earlier of (i) Completion or (ii) termination of this Agreement pursuant to clause 11, and subject to clause 7.1(b) and applicable law relating to the sharing of information (including applicable merger control, competition and anti-trust law), the Seller shall provide to Syniverse and the Buyer, shall cause the Target Group Companies and shall use reasonable best efforts to cause their respective directors, officers, employees and representatives (including legal, financial and accounting advisors) to provide to Syniverse and the Buyer, access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target Group, to the premises, properties, personnel, books, records (including Tax records) and documents of or pertaining to the Target Group as may be reasonably requested by Syniverse and the Buyer.

(b)	Information concerning customer-specific unit pricing, volume pricing tiers and service-level commitments governing the business relationship between any Target Group Company and its customers (the “Competitive Information”) shall only be made available to Raymond Lawless (or the then currently serving chief financial officer of Syniverse), Robert Krajick, William McGee, Wayne Nelson, Leigh Ann Davey, John Hofmann, Richard DeNardis and Collin Roche (collectively, the “Designated Persons”), and to such other persons as reasonably and mutually agreed between the Seller and Syniverse from time-to-time; provided that, the such Competitive Information may also be disclosed Syniverse’s legal, accounting and financial advisors so long as such advisors do not disclose such Competitive Information to any director, officer or employee of any Member of the Buyer Group who is not a Designated Person.

(c)	For the avoidance of doubt, each Member of the Buyer Group and their respective representatives and advisors shall hold all information furnished pursuant to any provision of this Agreement by or on behalf of any Member of the Seller Group or any of their respective representatives in confidence in accordance with the terms of the confidentiality agreement dated 6 November 2006 by and between Syniverse and the Seller, as such agreement has been amended and supplemented by the parties from time to time.

7.2	SEC Filing. The Seller understands that Syniverse or one of its affiliates may file a securities filing (the “Filing”) with the SEC, which Filing might be required to include financial statements of the Target Group for periods prior to the Completion Date prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (the “S-X Financial Statements”).

Accordingly, promptly after the date of this Agreement the Seller shall, at the Buyer’s expense, make reasonable efforts to engage (on terms and conditions reasonably acceptable to the Buyer and the Seller) its current independent auditors, Ernst & Young LLP (or, if Ernst & Young LLP (“E&Y”) is unwilling to accept such engagement, another internationally recognized firm of independent auditors reasonably acceptable to the Seller and Syniverse (E&Y, or any such other firm of independent auditors, the “Auditor”)), to begin an audit of the Target Group Companies in order to prepare the S-X Financial Statements. In addition, the Seller shall, at the Buyer’s expense, furnish, and shall procure that the Target Group Companies and shall make reasonable efforts to ensure that their respective representatives (including legal, financial and such independent auditors) shall furnish, to Syniverse and the Buyer any information or documents reasonably requested by Syniverse and the Buyer in the possession of any member of the Seller Group, or to which any member of the Seller Group has access, necessary or desirable for the completion of the S-X Financial Statements. For the avoidance of doubt, if any such provision of information as described in this clause 7.2 would, or would reasonably be likely to, result in or require access to, or the disclosure of, Competitive Information, such access or disclosure shall only be made in accordance with clause 7.1(b). The Buyer acknowledges and agrees that the engagement of the Auditor, the delivery of the audit with respect to the Target Group Companies and the delivery of the S-X Financial Statements is not a condition to Completion.

7.3	Non-Solicitation; Acquisition Proposal.

(a)

The Seller agrees that prior to Completion (i) it, its subsidiaries and its and its subsidiaries’ officers and directors shall not, and (ii) it shall use reasonable efforts to ensure that its and the Target Group’s financial advisors, lawyers, accountants, employees, consultants or other agents, advisors and/or representatives shall not (A) directly or indirectly, initiate, solicit or facilitate any inquiries or the making or submission of any proposal or offer with respect to an Acquisition Proposal or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or, except as provided below, execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below).

(b)	Subject to clause 7.3(c) and clause 7.3(d), neither the Seller, the Targets nor any of their respective Boards of Directors shall recommend to shareholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Seller or its Board of Directors from, prior to obtaining the Shareholder Consent, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii) above,

(i)	the Board of Directors of the Seller shall have determined in good faith, consistent with fiduciary considerations and after consultation with its outside legal counsel and financial advisors, that such action will result in a Superior Proposal (as defined below) from the party that made the applicable Acquisition Proposal, and

(ii)	the Seller shall have informed the Buyer promptly following (and in no event later than 24 (twenty four) hours after) the taking by it of any such action.

A “Superior Proposal” means an Acquisition Proposal that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, if consummated, would in the reasonable belief of the Seller’s Board of Directors result in a transaction more favourable to the Seller’s shareholders than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by the Buyer in response to such Acquisition Proposal).

(c)

In the case of a Superior Proposal that complies with clause 7.3(b), the Seller shall not enter into, and shall procure that no Member of the Seller Group enters into, any form of legally binding documentation in respect of such Superior Proposal, nor shall the Seller’s Board of Directors recommend any offer for the Seller, unless the Buyer fails, within three Business Days of receiving notice from the Seller of such Superior Proposal, (i) to confirm in writing that the Buyer or a Member of the Buyer Group intends to make an offer for the shares or the assets that are the subject of the Superior Proposal which would, in the reasonable opinion of the Seller’s financial advisers, provide the shareholders of the Seller at least five percent greater financial value on a per share basis than the Superior Proposal and is otherwise on terms which are, in the reasonable opinion of the Seller’s financial advisers, substantially equal to or not materially worse than those contained in the Superior Proposal (“Matched Proposal”) and (ii) to prosecute such offer expeditiously thereafter; provided, that in the case of a Superior Proposal for all or a majority of the outstanding issued share capital of the Seller or the whole or substantially the whole of the business or assets of the Seller Group, either of the following may constitute a Matched Proposal: (A) an offer for all or a majority of the outstanding issued share capital of the Seller or the whole or substantially the whole of the business or assets of the Seller Group or (B) a revised offer for the shares of the Target Companies that would, in the reasonable opinion of the Seller’s financial advisers when considered together with any North American Sale with respect to which, at the time of the revised offer, the Seller has entered into a definitive agreement, result in the shareholders of the Seller receiving at least five percent greater financial value on a per share basis than the Superior Proposal. In the event the Buyer provides written notice of a Matched Proposal to the Seller pursuant to this clause 7.3(c), the Seller agrees to procure that its directors approve and give a unanimous and unqualified recommendation of such Matched Proposal to its shareholder in connection with the Shareholder Consent.

(d)	If (i) at any time prior to obtaining the Shareholder Consent, the Seller’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of clause 7.3(a) or 7.3(b), that such proposal is a Superior Proposal, (ii) the Buyer has not provided written notice of a Matched Proposal in accordance with clause 7.3(c), and (iii) the Seller otherwise complies with the terms and conditions of clause 11 below, the Seller may terminate this Agreement and/or its Board of Directors may approve or recommend such Superior Proposal to its shareholders and immediately prior to or concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable.

(e)	Prior to Completion, the Seller shall immediately cease and shall cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Seller also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal shall return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of it or any of its subsidiaries.

(f)	The Seller shall promptly (and in any event no later than 24 (twenty four) hours after receipt of an Acquisition Proposal) notify the Buyer after receipt of an Acquisition Proposal and thereafter shall keep the Buyer reasonably informed of the status and material terms and conditions of any proposals or offers.

7.4	Technology Cooperation. Prior to Completion, the Target Group Companies will cooperate so far as is reasonably practicable with the Buyer and Syniverse to develop a plan for the post-Completion integration of the technology and business functions of the Target Group Companies, the Buyer and Syniverse, subject in all cases to applicable legal requirements or applicable law and insofar as such cooperation does not interfere with the normal business operations of the Target Group. For the avoidance of doubt, if any such cooperation as described in this clause 7.4 would, or would reasonably be likely to, result in or require access to, or the disclosure of, Competitive Information, such access or disclosure shall only be made in accordance with clause 7.1(b).

7.5	Financing Cooperation. Prior to Completion, the Seller shall provide, and shall use all reasonable endeavours to cause each Target Company and its representatives (including legal, financial and accounting advisors) to provide, all cooperation reasonably requested by the Buyer Group in connection with the arrangement of the financing to be obtained by the Buyer Group in connection with the transactions contemplated by this Agreement (the “Financing”) (it being understood that the completion of any Financing is not a condition to the obligations of the Buyer hereunder), including, without limitation, (i) assisting with the preparation of materials for rating agency presentations, (ii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested and otherwise reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until Completion), (iii) furnishing the Buyer Group and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Target Group Companies as may be reasonably requested by the Buyer, (iv) providing monthly accounts of the Target Group Companies (excluding footnotes) and annual audited accounts of the Seller Group within the time frame, and to the extent, such accounts are prepared, and (v) taking all corporate actions, subject to the occurrence of Completion, reasonably requested by the Buyer Group to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, by the Target Group Companies immediately following Completion; provided that in each case such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller or the Target Group Companies. The Seller hereby consents to the use of its and the Target Group Companies’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller or the Target Group Companies or the reputation or goodwill of the Seller or the Target Group Companies and its or their marks. For the avoidance of doubt, (i) if any such cooperation as described in this clause 7.5 would, or would reasonably be likely to, result in or require access to, or the disclosure of, Competitive Information, such access or disclosure shall only be made in accordance with clause 7.1(b), and (ii) for the purposes of this clause 7.5 only, the proviso set out in clause 7.1(b) in relation to Syniverse’s advisors shall be deemed to include representatives of Syniverse’s and the Buyer’s financing sources and their respective outside legal counsel.

7.6	Shareholder Meeting.

(a)	Within five Business Days of the date of this Agreement, the Seller shall procure that the Board of Directors of the Seller will duly give notice to its shareholders (in accordance with the Bye laws of the Seller in effect on the date of this Agreement) of a general meeting of the shareholders for the purpose of obtaining the Shareholder Consent (the “Shareholder Notice”). The Seller shall include the Board Recommendation in the Shareholder Notice. Such general meeting shall be held on the first Business Day which is fourteen clear days (as defined in the Bye laws of the Seller) after the date of the Shareholder Notice.

(b)	The Seller will consult as far as is reasonably practicable with the Buyer as to the content of the Shareholder Notice insofar as the information relates to the Buyer, and the Buyer shall otherwise be given the reasonable opportunity to review, and provide the Seller with comments on, the Shareholder Notice and all materials contained therein. The Buyer shall furnish to the Seller all information reasonably requested by the Seller for inclusion in the Shareholder Notice.

7.7	Conduct in the Ordinary and Usual Course.

(a)	Except as set forth on the Disclosure Letter, prior to Completion, the Seller shall cause each Target Group Company to conduct the business of the Target Group only in the ordinary and usual course of business as carried on prior to the date of this Agreement.

(b)	In addition, and without in any way limiting the generality of clause 7.7, except as set forth on the Disclosure Letter, no Target Group Company shall do any of the following prior to Completion:

(i)	enter into any individual contract or commitment materially affecting the business of the Target Group as a whole other than in the ordinary and usual course of its business, or any such contracts or commitments that in the aggregate would cause a detrimental deviation of more than €200,000, less the amount of any such detrimental deviation incurred from 28 February 2007 through and including the date of this Agreement, from the budget of the Target Group Companies that was previously disclosed to Syniverse, or amend or terminate any contract that is material to its business or waive any of its rights thereunder;

(ii)	incur any commitments involving any capital expenditure (not including capitalised software development expenses) in excess of €300,000, less the amount of any such expenditures incurred from 28 February 2007 through and including the date of this Agreement, in the aggregate;

(iii)	acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock, or enter into or amend any agreement or incur any commitment to do so involving consideration, expenditure or liabilities in excess of €300,000 less the amount of any such acquisitions or disposals incurred from 28 February 2007 through and including the date of this Agreement, in the aggregate;

(iv)	borrow any sum or enter into any capitalized leases in excess of €100,000;

(v)	enter into any operating leases involving consideration, expenditure or liabilities in excess of €100,000 less the amount of any such obligations incurred from 28 February 2007 through and including the date of this Agreement, in the aggregate;

(vi)	create, allot or issue any shares or other securities or any option to subscribe for the same, or repay, redeem or repurchase any securities or reduce its share capital or agree to do any of the foregoing;

(vii)	declare, make or pay any dividend or other distribution of assets;

(viii)	(A) dismiss other than for cause any Employee whose salary exceeds €60,000 per annum, or engage any Person on a salary in excess of €70,000 per annum, (B) grant any increase in the aggregate compensation of officers and directors of any Target Group Company, except as required by any contract existing on the date hereof that has been previously disclosed to Syniverse, (C) make any general uniform increase in the compensation of Employees of the Target Group outside the ordinary and usual course of business (but in no event shall any such increase cause a detrimental deviation of more than two percent (after taking into account any such increase from 28 February 2007 through and including the date of this Agreement) from the budget of the Target Group Companies that was previously disclosed to Syniverse), except as required by any contract existing on the date hereof, (D) grant any extraordinary bonus to any Employee, director or consultant of the Target Group, except as required by any contract existing on the date hereof, or (E) enter into or establish any retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other benefit plan for the benefit of the officers, directors, or Employees of the Target Group;

(ix)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party (other than in the ordinary and usual course of trading) or create any Security Interest not existing on the date of this Agreement over any of its assets;

(x)	enter into any agreement, arrangement, loan or other transaction with, or make any payment to or on behalf of, any member of the Seller Group that is not a Target Group Company, provided that the Seller may cause the Target Group Companies to pay the Inter-Company Payables Balance;

(xi)	alter the provisions of its Memorandum or Articles of Association or other constitutional documents;

(xii)	change its residence for Tax purposes or make any material change to its Tax procedures or principles;

(xiii)	change its accounting reference date or make any material change to the accounting procedures or principles by reference to which its accounts are drawn up;

(xiv)	commence any material litigation or arbitration proceedings (other than debt collection proceedings) or settle or compromise any material pending or threatened suit, action or claim;

(xv)	assign, licence, charge or otherwise dispose of any Business IP or Business Information;

(xvi)	redeem, capitalize, accelerate or dispose of, or otherwise modify or amend the terms and conditions of, the CPECs;

(xvii)	make any payment of principal under any credit agreement related to the Target Company Debt, other than mandatory repayments in the amounts and on the dates set forth in the GmbH Credit Agreement, or agree to any amendment to the Target Group Debt that would increase the amount of or accelerate the principal, interest or fee payments set forth in the GmbH Credit Agreement or any other credit agreement related to any Target Group Debt; or

(xviii)	agree in writing, or otherwise, to take any of the foregoing actions.

8	SELLER’S WARRANTIES

8.1	The Seller warrants to the Buyer in the terms set out in Schedule 4 and each party acknowledges that the terms of Schedule 4 and this clause 8 are in the circumstances fair and reasonable.

8.2	The Buyer acknowledges and agrees that in entering into this Agreement it has relied only on the Warranties and that it shall have no right or remedy in respect of any representation, warranty, promise or assurance (made by any Person whether or not a party to this Agreement) which is not included in the Warranties other than a fraudulent representation, warranty, promise or assurance.

9	BUYER’S WARRANTIES

9.1	The Buyer warrants to the Seller in the terms set out in Schedule 5.

10	LIMITATIONS ON LIABILITY

10.1	The Buyer and Syniverse specifically acknowledge and agree that, if Completion shall have occurred, or if the Seller and the Target Group shall have satisfied their obligations under clause 11.3, no Member of the Buyer Group shall have any rights against any Member of the Seller Group or the Target Group or any present or former employee, shareholder, director or officer of any Member of the Seller Group or the Target Group in connection with this Agreement or its subject matter (and to the extent that any Member of the Buyer Group would otherwise have any such rights, the Buyer and Syniverse hereby waive and shall procure that each Member of the Buyer Group shall waive such rights), and each of the Buyer and Syniverse undertakes that, if Completion shall have occurred, or if the Seller and the Target Group shall have satisfied their obligations under clause 11.3, neither it nor any Member of the Buyer Group shall make any claim against any Member of the Seller Group or the Target Group or any present or former employee, shareholder, director or officer of any Member of the Seller Group or the Target Group in connection with this Agreement or its subject matter. For the avoidance of doubt, the limitations set forth in this clause 10.1 shall not apply to any rights or claims of the Buyer Group, Seller Group or Target Group arising under or in connection with (i) the first sentence of clause 12.1, (ii) clause 12.5, or (iii) the Confidentiality and Non Solicitation Agreement dated as of the date hereof by and among the Buyer, Syniverse and certain members of the Seller Group as identified therein (the “Confidentiality and Non Solicitation Agreement”).

10.2	None of the Warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive Completion, except for covenants and agreements which, by their terms, are to be performed after Completion.

10.3	The Buyer has received or been given access by the Seller to any and all information it has requested with respect to the Target Group prior to entering into this Agreement, and has had sufficient time and opportunity to perform and has performed all such investigation and due diligence regarding the Seller, the Target Group and the business of the Target Group as it deems to be necessary and sufficient prior to entering into this Agreement.

11	TERMINATION

11.1	Termination Rights. This Agreement may be terminated prior to Completion as follows:

(a)	pursuant to a written agreement signed by all of the parties to this Agreement;

(b)	by the Seller or the Buyer if Completion shall not have occurred on or prior to the Long Stop Date;

(c)	by the Seller or the Buyer if, upon a vote at a duly held meeting of shareholders of the Seller to obtain the Shareholder Consent in accordance with this Agreement, the Shareholder Consent is not obtained;

(d)	by the Seller if the Buyer breaches its obligations under clause 5.3;

(e)	subject to compliance with clauses 7.3 and 11.3, by the Seller prior to receipt of the Shareholder Consent in order to enter into a definitive agreement for a Superior Proposal;

(f)	by the Buyer if the Conditions set forth in clause 2.3 have not been satisfied or any fact, circumstance or event shall occur as a result of which any of such conditions become incapable of being satisfied or waived prior to the Long Stop Date; or

(g)	by the Buyer if

(i)	the Board of Directors of the Seller either (A) publicly withdraws the Board Recommendation or (B) recommends to the shareholders of the Seller any Competing Acquisition, or

(ii)	the Seller shall have entered into a definitive agreement for a Competing Acquisition.

11.2	Notice of Termination; Survival. In the event of the termination of this Agreement as provided in clause 11.1, written notice thereof shall be given to the other parties specifying the provision of this Agreement pursuant to which such termination is made. In the event of any such termination of this Agreement, the provisions of this Agreement shall be of no further force or effect (other than clause 8.2, clause 9, clause 10.1, clause 10.3, this clause 11.2, clauses 11.3 through 11.6, and clauses 14 through 25 (inclusive), each of which shall survive the termination of this Agreement), and all obligations of the parties under this Agreement shall end and no party shall be entitled to bring a claim against any other party as a consequence of such termination (in each case, except for those obligations expressly stated to survive termination).

11.3	Consequences of Termination: Payments by Seller.

(a)	If either party terminates this Agreement pursuant to clause 11.1(b) and neither the Buyer nor Syniverse is then in breach of any of their respective material obligations under this Agreement, and any Member of the Seller Group enters into an agreement with respect to a Competing Acquisition within six months of the Long Stop Date, then the Seller shall pay to Syniverse the Termination Fee on the date such Member of the Seller Group enters into such agreement; provided, that this clause 11.3(a) shall not apply in the event that Completion shall not have occurred on or prior to the Long-Stop Date due to non-satisfaction of the Condition set out in clause 2.1(b) at the time of termination of this Agreement.

(b)	If either party terminates this Agreement pursuant to clause 11.1(c), then the Seller shall pay to Syniverse its reasonable, documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) at the time of termination if terminated by the Seller or (ii) within three Business Days of the termination if terminated by the Buyer, up to an amount not to exceed $3,000,000.

(c)	If the Seller terminates this Agreement pursuant to clause 11.1(e), and neither the Buyer nor Syniverse is then in breach of any of their respective material obligations under this Agreement, then the Seller shall pay to Syniverse the Termination Fee at the time of termination.

(d)	If (i) the Buyer terminates this Agreement pursuant to clause 11.1(f) as a result of a failure to satisfy the conditions set out in clause 2.3(a), 2.3(b) or 2.3(c) and (ii) an Acquisition Proposal has been made prior to such termination, and (iii) any Member of the Seller Group enters into an agreement with respect to a Competing Acquisition within six (6) months of the date of such termination, then the Seller shall pay to Syniverse the Termination Fee within three Business Days after the date such Member of the Seller Group enters into such agreement; provided that at the time of such termination, neither the Buyer nor Syniverse was in breach of any of their respective material obligations under this Agreement.

(e)	If the Buyer terminates this Agreement pursuant to clause 11.1(g), then the Seller shall pay to Syniverse the Termination Fee as promptly as reasonably practicable within three Business Days after such termination; provided that at the time of such termination, neither the Buyer nor Syniverse was in breach of any of their respective material obligations under this Agreement.

11.4	Consequences of Termination: Payments by Buyer. If the Seller terminates this Agreement pursuant to clause 11.1(d), and the Seller is not then in breach of any of its material obligations under this Agreement, then Syniverse shall pay to the Seller the Reverse Termination Fee within three Business Days after termination.

11.5	Manner of Payment; Exclusive Remedies.

(a)	All payments made pursuant to clauses 11.3 and 11.4 shall be made by wire transfer of same day funds.

(b)	Each of the Seller, the Buyer and Syniverse agrees that the payments set out in clauses 11.3 and 11.4, if such payments are payable and actually paid, shall be the sole and exclusive remedy of the Seller, the Buyer and Syniverse in the circumstances described therein.

11.6	Each of the Seller, Syniverse and the Buyer acknowledges and agrees that the agreements contained in clauses 11.3 and 11.4 are an integral part of the transactions contemplated by this Agreement. In the event that any party shall fail to pay any amount due under clauses 11.3 or 11.4, then such party shall reimburse Syniverse, the Buyer or the Seller, as appropriate (and in the case of reimbursement due to the Buyer and/or Syniverse, without duplication), for all reasonable costs and expenses incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of clause 11.3 or 11.4.

12	POST-COMPLETION OBLIGATIONS

12.1	Each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time, execute such documents and perform such acts and things as either the Seller or the Buyer may reasonably require to transfer the Shares to the Buyer and to give each party the full benefit of this Agreement. Without limiting the generality of the foregoing, from and after the Completion Date and through the Seller’s preparation of its year-end 2007 audited financial statements (the “2007 Audited Financials”), the Buyer and Syniverse shall, and shall cause each Target Group Company and the respective officers, directors, managers, members, employees, consultants and other representatives of each of Buyer, Syniverse and each Target Group Company to, at the Seller’s expense, reasonably cooperate with the Seller and its authorized representatives in connection with (i) the Seller’s preparation of its financial statements (including, without limitation, the 2007 Audited Financials and interim results) and its Tax Returns for Tax-year 2007, and (ii) the Seller’s compliance with the requirements of any securities exchange on which the Seller’s securities may then be listed (including, without limitation, the AIM Rules for Companies and any other applicable rules and regulations).

12.2	The Buyer shall procure that promptly (but in any event within twenty Business Days) after Completion no Target Group Company shall have as any part of its corporate name or otherwise use, whether as part of the name under which it carries on business or otherwise, the names “Billing Services Group” or “BSG” or any name intended or likely to be confused or associated with it and the Buyer shall supply a copy of the certificate of incorporation on change of name (or equivalent confirmation in the case of any Group Company incorporated outside the United Kingdom) to the Seller promptly after each such change being effected, and shall use its reasonable best endeavours to remove or procure the removal of all references to and reproductions of such name from the assets of each Target Group Company prior to the first anniversary of the Completion Date.

12.3	The Buyer shall procure that –

(a)	each Target Group Company shall preserve until the seventh anniversary of Completion all books, records and documents which are at Completion in its possession or under its control insofar as they record matters occurring on or before Completion; and

(b)	until the seventh anniversary of Completion, the Seller and its agents, accountants, solicitors and other professional advisers shall be allowed to inspect and, at the Buyer’s expense, take copies of the books, records and documents referred to in clause 12.3(a) (but only in relation to matters recorded therein which occurred on or before Completion) at all reasonable times upon the Seller giving reasonable notice of such requirement to the relevant Target Group Company.

12.4

The Buyer shall not, so long as any of the Buyer’s obligations set out in clauses 12.2 to 12.3 (inclusive) or the warranties by the Buyer set out in clause 9 are applicable or capable of taking effect, cease to control any Target Group Company or any material part of its business without first procuring from the Person acquiring control an undertaking in a form satisfactory to, and in favour of, the Seller and its successor in title to be bound by such provisions to the same extent as the Buyer is bound.

12.5	To facilitate Syniverse’s operation of the business of the Target Group Companies (the “Business”) following Completion, the Seller shall (i) provide, or cause other Members of the Seller Group to provide, Syniverse, the Buyer, and the Target Group Companies with such transition services on the general terms set forth below as may be reasonably be requested by Syniverse to operate the Business (the “Services”), and (ii) cause such Members of the Seller Group that will be involved in providing the Services to execute a Joinder Agreement in the form as set forth in Schedule 7, pursuant to which such Member of the Seller Group shall join in and agree to become bound to the provisions of this clause 12.5 (the Seller and such Members of the Seller Group providing the Services, collectively, the “Service Provider”):

(a)	the Service Provider shall provide the Services for such length of time after Completion as Syniverse shall reasonably request and in consideration therefor Syniverse shall pay the Service Provider, in arrears on the last business day of each month, an amount equal to (i) the actual cost charged by the Seller Group for providing such Services to the Target Group Companies prior to the date of this Agreement, and (ii) any third-party costs and expenses incurred by the Service Provider with the prior consent of Syniverse in connection with the provision of the Services hereunder in excess of those actually incurred prior to the date of this Agreement by the Seller Group;

(b)	the Services shall be performed by Service Provider with reasonable care and in a manner consistent with Service Provider’s past practices with respect to the provision of such Services to the Business, and the Service Provider shall maintain sufficient resources to perform the Services in accordance with this clause 12.5; and

(c)	all information disclosed to the Service Provider, any other Member of the Seller Group or any other Person controlled by or under common control with the Service Provider or any other Member of the Seller Group by Syniverse or any other member of the Buyer Group (which, for purposes of this clause 12.5, shall include the Target Group Companies) pursuant to this clause 12.5 shall be deemed to be “Confidential Information” as defined in the Confidentiality and Non-Solicitation Agreement, and the Service Provider’s use and disclosure of such information shall be subject to the terms and conditions of the Confidentiality and Non-Solicitation Agreement.

13	INSURANCE

13.1	The Buyer acknowledges and agrees that –

(a)	all insurance cover effected by the Seller or a Member of the Seller Group for the benefit of any Target Group Company will cease to have effect upon Completion and, accordingly, that it is the responsibility of the Buyer to effect new insurance for the benefit of the Target Group Companies with effect from Completion;

(b)	no Member of the Buyer Group shall make any claim after Completion under any insurance policy effected by the Seller or a Member of the Seller Group for the benefit of any Target Group Company; and

(c)	where the insurance cover referred to in clause 13.1(a) is on a ‘claims made’ basis, the Buyer shall have no claim against the Seller in respect of any event, circumstance or incident occurring before Completion where no claim in respect thereof has been made before Completion.

13.2	As of the Completion Date, the Buyer shall procure and maintain a liability insurance policy (or acquire a tail-policy) for the benefit of each Target Group Company’s officers and former officers, and directors and former directors to the fullest extent possible under applicable laws for a period of not less than six years from Completion; provided that the cost of such insurance cover shall not exceed $300,000, and if the cost of such insurance cover would exceed $300,000, then the Buyer shall procure and maintain the maximum insurance cover available at such price.

13.3	Nothing in this clause is intended to affect in any way or otherwise apply to insurances for the benefit of the Target Group effected by the landlord of any property occupied by a Target Group Company.

14	SERVICE OF NOTICES

14.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be –

(a)	delivered by hand;

(b)	sent by Federal Express, DHL, or a similar internationally recognised courier; or

(c)	sent by fax;

to the party due to receive the notice at the following address –

Seller:

Address:	Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda

Fax:	+441 298 3398

Attention:	Robert T. Isham, Jr. and James Bodi

Buyer:

Address:	8125 Highwoods Palm Way Tampa, FL 33647-1765

Fax:	Fax: +1 813 637 5882

Attention:	Tony Holcombe Robert Garcia

Syniverse:

Address:	8125 Highwoods Palm Way Tampa, FL 33647-1765

Fax:	Fax: +1 813 637 5882

Attention:	Tony Holcombe, CEO Robert Garcia, General Counsel

with a copy to, which will not constitute notice:

Address:	Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601

Fax:	312-861-2200

Attention:	Stephen L. Ritchie, P.C. Norbert B. Knapke II

or at such other address or fax number as may previously have been specified by a party by notice given in accordance with this clause.

14.2	A notice is deemed to be given or served –

(a)	if delivered by hand, at the time it is left at the address;

(b)	if sent by recognised international courier, on the third Business Day after sending; and

(c)	if sent by fax, on receipt of a clear transmission report.

14.3	In the case of a notice given or served by fax or by hand, where this occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

14.4	Any notice under or in connection with this Agreement shall not be validly given or served if sent by e mail or any other form of electronic communication, other than facsimile.

15	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the SEC, the New York Stock Exchange, the UK Listing Authority, the London Stock Exchange or The Panel on Takeovers and Mergers) and then after consultation with the other party (unless to do so would not be practicable), no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by either party to any Person without the consent of the other party and pending any announcement each party shall use its reasonable endeavours to keep the existence of this Agreement and its terms confidential.

16	COSTS

16.1	The parties shall pay their own costs and expenses in connection with and incidental to this Agreement (including, for the avoidance of doubt, all costs and expenses in connection with obtaining the required governmental approvals set forth in Schedule 2).

17	SYNIVERSE GUARANTEE

17.1	Syniverse guarantees the due performance by the Buyer of its obligations under this Agreement and will perform those obligations or otherwise indemnify the Seller in respect of any non-performance of any such obligations.

17.2	The obligations of Syniverse under clause 17.1 will not be affected by:

(a)	any variation of this Agreement;

(b)	any other agreement entered into by Syniverse;

(c)	any time or indulgence given by the Seller;

(d)	the Buyer becoming insolvent; or

(e)	any other act, deed or thing except an express release of Syniverse or variation of its liability given in writing by the Seller.

18	ENTIRE AGREEMENT

18.1	This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter, and no modification of this Agreement shall be effective unless it is made in writing. No party in entering into this Agreement is relying upon any representation or warranty except as expressly set forth herein.

19	WAIVER

19.1	The exercise or partial exercise of, or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20	THIRD PARTY RIGHTS

20.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any Person other than the parties to this Agreement.

20.2	Notwithstanding that any term of this Agreement may be or become enforceable by a Person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified, or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

21	ASSIGNMENT

21.1	This Agreement is personal to the parties and accordingly no party may assign or grant any Security Interest over any of its rights under this Agreement or any benefits arising under it or any document referred to in it.

21.2	Notwithstanding the provisions of clause 21.1, the Buyer may assign its rights under this Agreement to (i) an affiliate and (ii) to any of its lenders as collateral security, provided, however, that no such assignment shall discharge the Buyer or Syniverse from any of their respective obligations or liabilities under this Agreement.

22	SEVERANCE

22.1	If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

23	REASONABLENESS

23.1	Each party confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, and agrees that the provisions of this Agreement and the transactions contemplated by this Agreement are fair and reasonable.

24	COUNTERPARTS

24.1	This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

25	GOVERNING LAW

25.1	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

SCHEDULE 1

PART 1 - BSG LUXEMBOURG

1	Name:	Billing Services Group Limited Luxembourg S. à r.l.

2	Registered number:	B109389

3	Registered office:	8-10 rue Mathias Hardt L-1717 Luxembourg

4	Date and place of incorporation:	7/7/2005, Luxembourg

5	Authorised share capital:	NA

6	Issued share capital:	€7,314,175 represented by 292,567 shares of €25 each

7	Issued CPECs:	3,019,455 Series A convertible preferred equity certificates with a par value of €25 each with an aggregate principal amount equal to €75,486,375.

8	Sole Manager:	Randall Wade Brouckman

9	Secretary:	Arendt & Medernach

10	Domiciliation Agent:	Mercuria Services S.A.

11	Auditors:	NA

12	Accounting reference date:	31 /12

PART 2 - BSG LUXEMBOURG’S SUBSIDIARIES

1	Name:	BSG Clearing Solutions UK Limited

2	Registered number:	05421473

3	Registered office:	Minerva House 5 Montague Close London England SE1 9BB

4	Date and place of incorporation:	11/04/2005, England

5	Authorised share capital:	100 ordinary shares of £1 each

6	Issued share capital:	1 ordinary share of £1 each

7	Directors:	Randall Wade Brouckman Norman McKenzie Phipps

8	Secretary:	Reed Smith Corporate Services Limited

9	Auditors:	NA

10	Accounting reference date:	31/12

1	Name:	United Clearing Limited

2	Registered number:	3751052

3	Registered office:	140 Old Street London EC1V 9BJ

4	Date and place of incorporation:	13/04/1999, England

5	Authorised share capital:	50,000,000 ordinary shares of 1p each

6	Issued share capital:	19,045,615 ordinary shares of 1p each

7	Directors:	Randall Wade Brouckman

8	Secretary:	Reed Smith Corporate Services Limited

9	Auditors:	Ernst & Young LLP

10	Accounting reference date:	31/12

1	Name:	BSG Clearing Solutions GMBH

2	Registered number:	Darmstadt HRB 84288

3	Registered office:	Eisenstrasse 36 65428 Rüsselsheim

4	Date and place of incorporation:	Date of Articles of Association: 31/5/05; registered in the commercial register in Frankfurt am Main on 23/5/2005

5	Share capital:	€25,000

6	Directors:	Randall Wade Brouckman Norman McKenzie Phipps Stephan Michel Francis Pousset

7	Auditors:	NA

8	Accounting reference date:	31/12

PART 3 - BSG ASIA

1	Name of Company:	BSG CLEARING SOLUTIONS ASIA LIMITED

2	Registered number:	EC 38662

3	Registered office:	Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda

4	Date and place of incorporation:	7/7/2006, Bermuda

5	Authorised share capital:	12.000 common shares, of $1.00 each

6	Issued share capital:	12,000 common shares, of $1.00 each

7	Registered shareholders (and shares held):	Billing Services Group Limited, 12,000 common shares

8	Directors:	Randall W Brouckman Norman McKenzie Phipps

9	Secretary:	Jane Sheere

10	Accounting reference date:	31/12

11	Auditors:	NA

SCHEDULE 2

GOVERNMENTAL APPROVALS

1	Completion is conditional upon the Conditions set out below (the “Competition Conditions”) being satisfied on or before the Long-Stop Date. The Competition Conditions are in respect of, for each of the jurisdictions mentioned in paragraph 2,

(a)	the receipt from the EC Commission or the appropriate National Competition Authority for each of the jurisdictions listed in paragraph 2 below and any other jurisdiction that may assert prior to Completion its authority under applicable competition laws over the Sale (hereafter referred to as the Relevant National Competition Authority/ies) by the Buyer Group, either unconditionally or on conditions acceptable to the Buyer Group in its sole discretion of consents to or approvals to the Sale; or

(b)	the expiry of any relevant waiting period without (x) any substantive objection being raised by the Relevant National Competition Authority or any Competent Authority to the Sale or (y) any court or administrative proceedings having been initiated or threatened under applicable competition or anti-trust laws.

2	To the best of the knowledge of both the Buyer Group and the Seller Group, and based on data exchanged between Syniverse and the Seller, in relation to the subject matter of this Agreement, merger filings will be required to be made in Germany, Greece, Slovenia, Spain, and Portugal. If it becomes apparent before Completion that notification is required in other jurisdictions, the Buyer Group and the Seller Group mutually agree to notify the Agreement to the Relevant National Competition Authority on the terms of this Schedule 2.

3	The Buyer Group shall promptly (and in any event within 15 Business Days from the date of this Agreement) submit the appropriate request to the EC Commission that the latter accept jurisdiction over the subject matter of this Agreement pursuant to Article 4 of Council Regulation 139/2004 in lieu of the separate national jurisdictions.

4	Within 10 Business Days of receiving an affirmative response pursuant to paragraph 3 above, the Buyer Group shall notify the subject matter of this Agreement to the EC Commission by submitting the notification prepared pursuant to this Agreement (the “Notification”).

5	In the event that the EC Commission does not accept jurisdiction, the Buyer Group will within 10 Business Days of receipt of notice of such non-acceptance, notify the subject matter of this Agreement by submitting the Notifications prepared pursuant to this Agreement (the “National Notifications”) to:

(a)	the Bundeskartellamt of the Federal Republic of Germany (the “Bundeskartellamt”);

(b)	the Hellenic Competition Commission of Greece (the “HCC”);

(c)	the Competition Protection Office of the Republic of Slovenia (the “CPO”);

(d)	the Servicio de Defensa de la Competencia of the Kingdom of Spain (the “Servicio de Defensa de la Competencia”); and

(e)	Autoridade da Concorrência of Portgual (the “Autoridade da Concorrência”).

6	The Buyer Group shall be responsible for making and progressing the Notification or National Notifications as the case might be. The Buyer Group shall give such undertakings and accept such conditions as the EC Commission or the Relevant National Competition Authority shall require of it as a condition of granting the consents to the Sale (such undertakings and conditions, collectively “Competition Authority Approval Conditions”); provided that (a) such Competition Authority Approval Conditions are acceptable to the Buyer Group in its sole discretion, (b) if and to the extent such Competition Authority Approval Conditions materially and adversely affect the Seller Group (other than as a result of the Buyer Group electing not to accept such Competition Authority Approval Conditions), such Competition Authority Approval Conditions shall also be acceptable to the Seller Group in its sole discretion, and (c) nothing herein shall obligate the Seller Group to accept a reduction in Consideration in order to induce the Buyer Group to accept any Competition Authority Approval Conditions.

7	Subject to paragraphs 9 and 10 of this Schedule 2, the Buyer Group shall consult with the Sellers’ Solicitors (on behalf of the Sellers) in respect of the Notification or National Notifications and shall provide the Sellers’ Solicitors (on behalf of the Sellers) with a reasonable opportunity to review such filings prior to their submission to the Relevant Competition Authorities. For the purposes of this clause a “reasonable opportunity” shall mean two Business Days, or such shorter period as may be agreed by the parties to be required or practicable under the circumstances.

8	The Buyer Group undertakes to use all reasonable endeavours to keep the Sellers’ Solicitors (on behalf of the Sellers) promptly informed as to progress towards satisfaction of the Competition Conditions and further undertakes to use all reasonable endeavours to:

(a)	notify the Sellers’ Solicitors (on behalf of the Sellers) promptly and provide copies of any communications from the EC Commission or any Relevant National Competition Authority in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Sellers’ Solicitors;

(b)

where reasonably requested by the Sellers, provide the Sellers’ Solicitors (on behalf of the Sellers) promptly with draft copies of all submissions and communications to the EC Commission or the Relevant National Competition Authorities or other persons in relation to obtaining any consent, approval or action at such time as will allow the Sellers’ Solicitors (on behalf of the Sellers) a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Sellers’ Solicitors (on behalf of the Sellers) promptly with copies of all such submissions and communications in the form submitted or sent;

(c)	where reasonably requested by the Sellers and where permitted by the EC Commission or the Relevant National Competition Authorities or others persons concerned, allow the persons nominated by the Sellers to attend all meetings with the EC Commission or the Relevant National Competition Authorities or other persons concerned, and, where permitted, to make oral submissions at such meetings; and

(d)	regularly review with the Sellers’ Solicitors (on behalf of the Sellers) the progress of all Notifications and promptly provide to the Sellers’ Solicitors all information and documents reasonably requested by them in relation to the Notifications and the satisfaction of the Competition Conditions.

9	In connection with the provision by the Buyer Group of any information or documents pursuant to this Schedule 2, when providing such information or documents to the Seller Group as appropriate, the Buyer Group may restrict competitively sensitive and proprietary information to be seen only by outside counsel for the Seller Group as appropriate and the Relevant National Competition Authority or other relevant governmental entities.

10	The Sellers shall use all reasonable endeavours to provide the Buyer with all information and documents reasonably requested by the Buyer Group as appropriate for the purpose of making the Notifications or National Notifications and any subsequent submissions to the European Commission or the Relevant National Competition Authority, however, that when providing such information or documents to the Buyer Group as appropriate, the Seller may restrict competitively sensitive and proprietary information to be seen only by outside counsel for the Buyer Group as appropriate and the Relevant National Competition Authority or other relevant governmental entities.

SCHEDULE 3

OBLIGATIONS ON COMPLETION

1	The Seller shall procure that –

(a)	such changes are made (by way of resignation or appointment) in the offices of directors, secretary and auditor of each Target Group Company as the Buyer may require;

(b)	the registration of the Buyer or its nominee as the holder of the Shares is approved.

2	The Seller shall deliver to the Buyer –

(a)	transfers of the Shares (if applicable) duly executed by the registered holder(s) in favour of the Buyer (or such other Person as it may nominate);

(b)	A copy of the executed notice sent to BSG Luxembourg instructing the sole manager to record the transfer the Shares of BSG Luxembourg from the Seller to the Buyer;

(c)	A copy of the securities registers of BSG Luxembourg duly updated to reflect the transfer of the Shares of BSG Luxembourg from the Seller to the Buyer;

(d)	written confirmation, in a form reasonably satisfactory to the Buyer, that the consent of the Bermuda Monetary Authority to the transfer of the Shares of BSG Asia to the Buyer (or such other Person as it may nominate) has been obtained;

(e)	any power of attorney under which any document to be delivered under this Schedule has been executed;

(f)	an executed certificate of a director of the Seller confirming that the Warranties (other than the Warranties set forth in paragraph 3 of Schedule 4) are true and correct in all material respects as of the Completion Date, and that the Warranties set forth in paragraph 3 of Schedule 4 are true and correct in all material respects as of the date of this Agreement or such other date as specified in such paragraph;

(g)	the certificates for all the issued shares in each Luxembourg Group Company (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing or destroyed);

(h)	the certificate of incorporation (if any), any certificates of incorporation on change of name and common seal (if any) of each Target Group Company;

(i)	a copy of the bank mandate (if applicable) with respect to each bank account for any Target Group Company;

(j)	the statutory books of each Target Group Company duly made up to date (including signed minutes in the agreed form recording the implementation of the matters specified in paragraph 1 of this Schedule);

(k)	in the case of every director or secretary of a Target Group Company resigning in accordance with paragraph 1(a), his written resignation and an acknowledgement by deed in the agreed form that he has no claim against the relevant Target Group Company for compensation for loss of office or for the termination of employment or otherwise;

(l)	in the case of every auditor of a Target Group Company resigning in accordance with paragraph 1(a), a written notice of resignation (in the case of English companies, containing a negative statement under section 394(1) of the Companies Act) and an acknowledgement that it has no claim against the relevant Target Group Company for compensation for loss of office or for professional fees or otherwise;

(m)	all deeds, certificates and other documents conferring rights of occupancy relating to the any real property owned or used by any Target Group Company state and the other assets of each Target Group Company;

(n)	all cheque books in current use in respect of all bank accounts maintained by each Target Group Company;

(o)	the GmbH Debt Payoff Letter and a global release of security in the Agreed Form with respect to the Debt of the Target Group outstanding at the date of Completion;

(p)	written confirmation from each of the Seller’s professional advisors (i.e., Morgan Stanley, Reed Smith Richards Butler LLP, Ernst & Young, Noerr Stiefenhofer Lutz, Appleby Hunter Bailhache and Arendt & Medernach) that no Target Group Company has any liability to them for any fees and expenses incurred in connection with this Agreement and the transactions contemplated herein, and that all such amounts shall be paid exclusively by the Seller;

(q)	evidence of termination in the Agreed Form of any guarantee, indemnity or other agreement to which a Target Group Company is a party to secure any obligation of any Member of the Seller Group that is not a Target Group Company;

(r)	evidence of termination in the Agreed Form of any agreement, inter-company receivable or payable, or arrangement between any Target Group Company and any Member of the Seller Group who is not a Member of the Target Group Company, as requested by the Buyer;

(s)	evidence of dismissal in the Agreed Form of the existing litigation between BSG and Syniverse;

(t)	evidence of the transfer or license to the Target Group Companies of any Business IP that is owned by BSG North America on terms and conditions reasonably satisfactory to the Buyer;

(u)	certified copies of the Board Recommendation and of the resolutions comprising the Shareholder Consent;

(v)	certified copies of the resolutions of the board of directors of BSG Asia resolving to:

(i)	approve the registration of the transfer of the Shares of BSG Asia to the Buyer (or to such Person as it shall nominate), the entry of such Person into the Register of Members of BSG Asia as the registered holders of such Shares and the execution and delivery of a share certificate to the Buyer (or to such Person as it shall nominate) in respect of its holding of such Shares;

(ii)	accept the resignations of the officers of BSG Asia as referred to in paragraph 1(a) of this Schedule;

(w)	written confirmation from each of the individuals listed in Schedule 6 that all transaction bonuses, retention bonuses and any other compensation due and payable to each such person in connection with this Agreement and the transactions contemplated herein is reflected opposite such person’s name in Schedule 6 and that no Target Group Company shall have any liability to such person for any other bonus amounts or related compensation in connection with this Agreement and the transactions contemplated herein;

(x)	a memorandum of agreement in the Agreed Form addressing the rights and obligations of each of the parties hereto with respect to the ezWi solution and its related intellectual property; and

(y)	agreements, certificates and other instruments in the Agreed Form that may be necessary to effect the CPEC Interest Election.

3	The Buyer shall deliver to the Seller –

(a)	the Consideration, on such terms as are further detailed in clause 4 and pursuant to the Seller Payment Instructions;

(b)	an executed certificate of a duly authorized officer of the Buyer confirming that the Buyer’s warranties contained in clause 9 of this Agreement are true and correct in all material respects as of the Completion Date; and

(c)	evidence of an insurance policy as described in clause 13, which is effective from Completion, in a form that is satisfactory to the Seller.

SCHEDULE 4

SELLER WARRANTIES

Except as set forth in the Disclosure Letter:

1	SELLER’S AUTHORITY

1.1	The Seller has all requisite capacity, power and authority to enter into and perform this Agreement and each of the other agreements to be entered into by the Seller pursuant to, or otherwise in connection with, this Agreement, in each case in accordance with its respective terms.

1.2	This Agreement and each of the other agreements to be entered into by the Seller pursuant to, or otherwise in connection with, this Agreement constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3	Compliance with the terms of this Agreement and each of the other agreements to be entered into by the Seller pursuant to, or otherwise in connection with, this Agreement does not:

(a)	breach or constitute a material default under any material agreement or instrument to which the Seller is a party or by which the Seller is bound;

(b)	violate or breach any material applicable laws or regulations or any order, judgment, decree or other restriction applicable to the Seller; or

(c)	result in a requirement for the Seller to obtain any Consent or approval of, or have to give any notice to or make any registration with, any Competent Authority which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and cannot be revoked.

2	CORPORATE INFORMATION

2.1	The Shares and the Luxembourg Group Companies

(a)	The Seller:

(i)	is the sole legal and beneficial owner of the Shares; and

(ii)	has the right to exercise all voting and other rights over the Shares.

(b)	The Shares and the shares of the Luxembourg Group Companies comprise the whole of the issued and allotted share capital of the Target Group Companies, and have been properly and validly issued and allotted and each is fully paid or credited as fully paid.

(c)	No Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Target Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(d)	Upon Completion, other than as relates to the GmbH Debt (which the Buyer shall repay at Completion pursuant to clause 4.1), there will be no Security Interests on the Shares or the shares in any Luxembourg Group Company.

(e)	No Target Group Company:

(i)	has any interest in, or has agreed to acquire, any share capital or other security of any other company (wherever incorporated); or

(ii)	has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, except as would not be reasonably expected to have a material adverse effect on the business of such entity.

(f)	The particulars contained in Schedule 1 (Company Information) are materially accurate and not misleading.

2.2	Affiliate Transactions

No Target Group Company is party to any agreement or arrangement with any member of the Seller Group that is not a Target Group Company, and none of the Business IP is owned or used by any Member of the Seller Group that is not a Target Group Company.

3	FINANCIAL INFORMATION

3.1	The consolidated financial information regarding the Target Group Companies set forth below, in each case determined in accordance with the accounting principles and procedures used by the Seller in the preparation of its annual audited accounts (subject, to the extent applicable, to the absence of footnotes and year-end adjustments for recurring accruals, which, based on the Seller’s prior custom and practice, would not reasonably be expected to be material) as of December 31, 2006, is true and correct.

Items	Amount (as of 28 February 2007, unless otherwise specified)
Assets:

1. Cash and cash equivalents:	$14,024,818

Items	Amount (as of 28 February 2007, unless otherwise specified)
2. Receivables owed by any Member of the Seller Group:	$0.00

3. Other receivables, excluding amounts identified in item 2 above:	$7,970,580

4. Current assets, excluding assets identified in items 1, 2 and 3 above:	$1,293,316

Liabilities:

5. Accounts payable owed by the Target Group Companies to the Seller Group:	$4,063,444

6. Other accounts payable, excluding amounts identified in item 5 above:	$1,157,402

7. Accrued expenses (including accrued interest) owed by any Target Group Company to any Member of the Seller Group:	$10,843,204

8. Other accrued expenses, excluding amounts identified in item 7 above:	$9,690,618	(1)

9. Target Company Debt owed by any Target Group Company to any Member of the Seller Group:	$99,868,474	(2)

10. Target Company Debt of any Target Group Company to any Person, excluding amounts identified in item 9 above and any Debt described in clauses (g) and (h) of the definition thereof, as of the date hereof:	$111,385,368.56

11. Amounts owed in respect of non-ordinary course bonuses not reflected in the accrued expenses or liabilities in items 6 or 8 above:	$0.00

12. Aggregate amount of pension-scheme liability:	$5,166,728

Notes:	(1) Includes deferred tax liabilities.
(2) Includes CPECs at face value.

3.2	The Disclosure Letter sets forth, with respect to each type of Debt of the Target Group Companies, whether any premium, prepayment fee or other fee or charge would be payable by any Target Group Company upon repayment thereof.

3.3	The amount and date of all principal payments of the Target Group Debt that are required under the related credit agreements during the 18-month period beginning on the date of this Agreement are set forth in the GmbH Credit Agreement, including the schedules and exhibits thereto, true and correct copies of which are attached as Document 8 to the Disclosure Letter.

3.4	From 28 February 2007 to and including the date of this Agreement, (i) each Target Group Company has conducted its business in the ordinary and usual course of business as carried on prior to 28 February 2007, and (ii) no Target Group Company has taken or caused to be taken any action that would constitute a breach of any of the covenants set forth in clause 7.7(b).

3.5	No Target Group Company is liable for any transaction bonuses, stay bonuses or any other compensation payable to any Person in connection with this Agreement and the transactions contemplated herein other than the Transaction Bonus Payments as set forth in Schedule 6.

3.6	After giving effect to all payments of principal under the GmbH Debt made in the first quarter of 2007, (i) as of 30 March 2007, the amount of cash and cash equivalents held in United Clearing Limited accounts is not less than the aggregate of the following: £4.735 million, US$288,000, HK$760,000 and €101,000, and (ii) as of 29 March 2007, the amount of cash and cash equivalents held in BSG Clearing Solutions GmbH accounts is not less than €1.975 million.

4	BROKERS AND ADVISORS

4.1	No Target Group Company is liable to pay any fees, commissions or other amounts to any broker, finder, agent, attorney, solicitor or other legal counsel (including Morgan Stanley, Reed Smith Richards Butler LLP, Ernst & Young, Noerr Stiefenhofer Lutz, Appleby Hunter Bailhache and Arendt & Medernach) with respect to this Agreement or the transactions contemplated by this Agreement.

SCHEDULE 5

BUYER’S WARRANTIES

1	The Buyer has the requisite power and authority to enter into and perform the Buyer Documents.

2	This Agreement constitutes and the Buyer Documents will, when executed, constitute binding obligations of the Buyer in accordance with their respective terms.

3	The Buyer has obtained all necessary shareholder and board approvals in respect of this Agreement and the Buyer Documents.

4	The execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and the Buyer Documents will not –

(b)	constitute or result in a breach of any provision of its constitutional documents;

(c)	constitute or result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

(d)	constitute or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or

(e)	except as provided in this Agreement, require it to obtain any Consent or approval of or give any notice to or make any registration with any governmental or other authority which has not been unconditionally and irrevocably obtained or made at the date of this Agreement.

5	The Buyer is acting as principal and not as agent or for or on behalf of any other Person.

SCHEDULE 6

TRANSACTION BONUS AMOUNTS

Payee:	Bonus Amount (US$):
Atul Devani	$200,000
David Wasserman	$150,000
Muhittin Salur	$75,000
Kasper Wochner	$75,000
Michel Pousset	$50,000
Rodrigo Fernandez	$25,000
Michael Geiger	$25,000
Michael Nunis	$25,000

SCHEDULE 7

FORM JOINDER AGREEMENT

Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Share Purchase Agreement (the “Agreement”), dated as of 1 April 2007, by and among Billing Services Group Limited (the “Seller”), Highwoods Corporation (the “Buyer”) and Syniverse Technologies, Inc. (“Syniverse”), as a “Service Provider” as defined in clause 12.5 of the Agreement, and in connection therewith agrees to be bound by the terms and conditions of clauses 12.5 and 14 through 25 of the Agreement. The address and facsimile number to which notices may be sent to the undersigned is set forth below the signature of the undersigned.

Except to the extent the Seller Group and/or the undersigned Service Provider, as may be applicable, retains all the necessary assets, capabilities and know-how to provide the Services in accordance with clause 12.5 of the Agreement, upon the occurrence of (i) a sale of all or substantially all of the assets of the undersigned Service Provider to any other Person, (ii) a merger or consolidation of the undersigned Service Provider with and into any other Person, or (iii) the undersigned Service Provider becoming controlled by or under common control with any other Person, then such Person shall be deemed to be bound by all of the terms and conditions of 12.5 of the Agreement and the undersigned Service Provider shall arrange for such Person, as a condition to the consummation of such transaction, to agree in writing to be bound by all of the terms and conditions of clauses 12.5 and 14 through 25 of the Agreement.

Dated:

BILLING CONCEPTS, INC.

By:
Name:
Its:

7411 John Smith Drive
Suite 200
San Antonio, TX 78229
Facsimile: (210) 696-0270

This Agreement has been executed on the date stated at the beginning.

SIGNED by Randall W. Brouckman on behalf of	)
BILLING SERVICES GROUP LIMITED	)	/s/ Randall W. Brouckman

SIGNED by Tony Holcombe on behalf of	)
HIGHWOODS CORPORATION	)	/s/ Tony Holcombe

SIGNED by Tony Holcombe on behalf of	)
SYNIVERSE TECHNOLOGIES, INC.	)	/s/ Tony Holcombe